Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Precision Drilling Corporation

We consent to the use of our report dated March 1, 2024, on the consolidated financial statements of Precision Drilling Corporation and subsidiaries (the “Corporation”), which comprise the consolidated statements of financial position as of December 31, 2023 and 2022, the related consolidated statements of net earnings (loss), comprehensive income (loss), changes in equity, and cash flows for the years then ended, and the related notes, and our report dated March 1, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference in the registration statement on Form S-8 dated December 19, 2024 of the Corporation.

/s/ KPMG LLP
Chartered Professional Accountants

December 19, 2024

Calgary, Canada